Exhibit 14.1

Haoxin Holdings Ltd Insider Trading Policy

This Insider Trading Policy describes the standards of Haoxin Holdings Ltd and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective immediate family members of the Company and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, “Company Insiders”) , and (iii) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I - APPLICABILITY AND GENERAL POLICY

1.	Applicability: This Policy applies to all directors, officers, employees, and their immediate family members of Haoxin Holdings Ltd (“the Company”).

2.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information: (a) No director, officer, or employee, or their immediate family members, may purchase or sell, or offer to purchase or sell, any Company security while in possession of material nonpublic information about the Company. (b) No director, officer, or employee, or their immediate family members, may communicate or disclose material nonpublic information about the Company without the Company’s authorization. (c) No director, officer, or employee, or their immediate family members, may purchase or sell securities of any other publicly-traded company while in possession of material nonpublic information obtained through involvement with the Company. (d) Covered Persons must “pre-clear” all trading in Company securities in accordance with the procedures set forth in Part II, Section 3 below.

3.	Definitions:

(a) Material: Information is considered material if its public dissemination is likely to affect the market price of securities or if it is information that a reasonable investor would want to know before making an investment decision.

(b) Nonpublic: Information is nonpublic until it has been disseminated in a manner designed to reach investors generally.

(c) Compliance Officer: [Designate a Compliance Officer], responsible for implementing and enforcing this Policy, pre-clearing trades, and providing a reporting system with an effective whistleblower protection mechanism.

PART II - TRADING WINDOW, PRE-CLEARANCE, AND BLACKOUT PERIODS

1.	Blackout Periods:

(a) Quarterly Blackout Periods: Trading is prohibited two weeks before the end of each fiscal quarter until the second trading day after the public disclosure of financial results.

(b) Other Blackout Periods: Special blackout periods may be imposed for pending material nonpublic information. Covered Persons will be notified if such blackout periods are imposed.

(c) Exception: These restrictions do not apply to transactions under an Approved 10b5-1 Plan.

2.	Trading Window: Covered Persons are permitted to trade during periods without blackout restrictions, subject to compliance with material nonpublic information disclosure requirements.

3.	Pre-Clearance of Securities Transactions: (a) Covered Persons must obtain prior approval from the Compliance Officer before trading Company securities. (b) Pre-clearance is not required for transactions under an Approved 10b5-1 Plan.

4.	Prohibited Transactions: (a) Prohibited transactions include short-term trading, short sales, options trading, trading on margin or pledging, and hedging. (b) Covered Persons must obtain advance approval from the Compliance Officer for the listed prohibited transactions.

5.	ACKNOWLEDGMENT AND CERTIFICATION

All Covered Persons are required to sign the attached acknowledgment and certification, affirming their understanding and compliance with this Insider Trading Policy.